FOURTH QUARTER AND FISCAL YEAR 2022
INVESTOR QUESTIONS & ANSWERS
April 12, 2023

Forward-Looking Statements
Reference is made to the forward-looking statements disclosure provided at the end of this document.
Executive Overview
Fiscal Fourth Quarter 2022 Highlights
•Sales grew 38.6 percent to $406.3 million, compared to $293.1 million for the fourth quarter of 2021.
•Earnings per diluted share for the fourth quarter was $0.37 based upon 19.3 million diluted shares, compared to $0.05 per share in the fourth quarter of 2021, based on 19.6 million diluted shares. Excluding one-time cash charges associated with raising the incremental Term Loan B financing of $2.0 million, earnings per diluted share was $0.50 per share.
•Adjusted earnings before interest, taxes, depreciation and amortization and other non-cash charges (Adjusted EBITDA) for the fourth quarter of 2022 was $31.6 million compared to $14.8 million for the fourth quarter of 2021. Adjusted EBITDA as a percentage of sales was 7.8 percent and 5.0 percent, respectively.
Fiscal Year 2022 Highlights
•Sales increased 32.9 percent to $1.5 billion, compared to $1.1 billion for 2021.
•Earnings per diluted share for 2022 was $2.47 based upon 19.5 million diluted shares, compared to $0.83 per share in 2021, based on 19.8 million basic shares. Excluding one-time charges of $3.3 million associated with amending and extending the ABL Revolver and raising the incremental Senior Secured Term Loan B financing, and other one-time non-cash charges, earnings per diluted share was $2.69 per share.
•Net income for the year increased $31.7 million to $48.2 million, compared to $16.4 million for fiscal 2021.
•Adjusted EBITDA for 2022 was $126.8 million compared to $70.2 million for 2021. Adjusted EBITDA as a percentage of sales was 8.6 percent and 6.3 percent, respectively.

Quick Reference to Contents

Current Market Conditions	2
Q&A	3
Segment Data	5
Forward-Looking Statements	6

Current Market Conditions
•Macroeconomic factors
The extent of the impact of current macroeconomic factors on our business – including inflation, rising interest rates, and geopolitical events – remain uncertain and unpredictable. That said, inflation has been a general positive for the business through fiscal 2022 and during the early months of fiscal 2023. During fiscal year 2022, we experienced consistent demand across our business segments and in line with our industry. While near term demand will continue to be influenced by these factors, we remain optimistic about the long-term future growth of DXP and continue to believe that future demand will exceed historical, pre-pandemic levels.
•Sales per business day Trends
Sales per business day continued to progress throughout the fourth quarter growing from $5.9 million per day in October to $7.9 million per day in December. Average sales per business day for the fourth quarter were $6.6 million per day, compared to $6.1 million per day in the third quarter. Sale per business day in January and February were $5.7 million and $5.9 million per day, respectively. Note sales per business in December reflects year-end closing entries related to the FY2022 audit.

($thousands)	Q3	Oct.	Nov.	Dec.	Q4	Jan.-23	Feb.- 23
Business Days	64	21	20	20	61	21	20
Sales per business day	6,052	5,884	6,152	7,984	6,553	5,670	5,930

•IPS Order backlogs.
Total IPS backlog at the end of fiscal year 2022 was $108.5 million. This compares to $96.9 million as of December 31, 2021, and $46.6 million as of December 31, 2020.

Q&A
1.Oil and gas customers. With West Texas Intermediate crude averaging $94.90 for calendar year 2022, what if any, kind of change in appetite for spend are you seeing there?

Oil and gas – at these prices, customers and producers are trying to produce as much oil and gas as they can at these price levels. In general, oil and gas performed well in 2022 and we expect the same starting off in Q1, and through the entirety of fiscal 2023. This is positive for DXP’s IPS business segment as we come off a strong fiscal 2022. A portion of this success was the addition of water and wastewater acquisitions as a part of the IPS segment in fiscal 2021 and began to see the full contributions of these businesses in 2022. Water and wastewater contributed $35.2 million in sales for IPS in 2022.

2.What kind of commentary could you offer on daily -- on how daily sales have progressed, whether that's month by month or quarter to-date, year-to-date? Any context would be helpful.

Average sales per business day for the fourth quarter were $6.6 million per day, compared to $6.1 million per day in the third quarter. Sales per business day in January and February of 2023 were $5.7 million and $5.9 million per day, respectively. This is an increase of 37% and 21% on a comparative year-over-year basis.

($thousands)	Q3	Oct.	Nov.	Dec.	Q4	Jan.-23	Feb.- 23
Business Days	64	21	20	20	61	21	20
Sales per business day	6,052	5,884	6,152	7,984	6,553	5,670	5,930

3.On operating expense. Drivers in fourth quarter moving higher? But as we move into this year, 2023, are there any factors you would point us to? Any factors that would drive that higher or lower as we move through this year?

SG&A for the fourth quarter was $87.5 million or 21.5% of fourth quarter sales.
In terms of SG&A going forward, every company in today's environment is receiving pressures around people. Sometimes it gets tag-lined with the great resignation or just people moving from company to company. We do not think DXP is any different. We are trying to do all the right things and retaining key personnel and looking at compensation, and then in general, you have inflationary pressures to -- in general, to meet those demands. We anticipate that some of that will continue as we move through 2023.

In terms of cost in the early part of 2023, if you will, Q1 is always a disproportionately higher SG&A quarter, as a percentage of quarter sales, just because you have higher – insurance, you have payroll taxes etc. So, from an SG&A standpoint, while we have been kind of, for lack of a better word, sizing to the level of business activity throughout the business, you typically have a higher SG&A quarter as a percentage of sales in Q1. And we would continue to expect to see that here at the beginning of the year.

4.On M&A. Whatever you could share us about the pipeline in general, the number of opportunities you are looking at versus any transformative opportunities in the pipeline or more along the tuck-in route that we have seen?

We would say the pipeline sits in a few buckets. One is, we have a pocket or a pool of water/wastewater transactions. But on average, those transactions have been smaller than the average transaction size for DXP, meaning, $10 million or less in revenues. We have had some one or two sizable ones in there. But on average, you are talking in terms of revenue $10 million or less.

And then, the last bucket is, we opportunistically are also looking at some automation and some other things and closer to the bearing and PT space. And once again, some of those are much bigger than our average, and some of those are in line with our average. And so, point being, we have a full pipeline, and we see some opportunities out there for DXP. And we have been able to get reasonable valuations. So, we look to kind of push into 2023 with us closing on hopefully some acquisitions starting in Q2 2023 and keeping that ball moving forward. Once again, assuming valuations are reasonable. We are disciplined around valuation and the strategic fit for DXP.

Segment Data
Service Centers
Innovative Pumping Solutions

Supply Chain Services

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this Q&A press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. These forward-looking statements include without limitation those about the Company’s expectations regarding the impact of the COVID-19 pandemic and the impact of low commodity prices, the Company’s business, the Company’s future profitability, cash flow, liquidity, and growth. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, economic risks related to the impact of COVID-19, ability to manage changes and the continued health or availability of management personnel and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.